UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2016

OPPENHEIMER HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number 1-12043

Delaware	98-0080034
(State of incorporation)	(IRS Employer Identification Number)

85 Broad Street, New York, NY 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.  Completion of Acquisition or Disposition of Assets.

On June 20, 2016, Oppenheimer Multifamily Housing & Healthcare Finance, Inc.(“OMHHF”), a majority owned subsidiary of Oppenheimer Holdings Inc. (the “Company”), consummated the transactions contemplated by the material definitive agreement the parties entered into on June 2, 2016 (the “Purchase Agreement”) and sold OMHHF’s entire portfolio of permanent mortgage loans, including the associated mortgage servicing rights ( the “Mortgage Loan Portfolio”), to Walker & Dunlop, LLC, one of the largest commercial real estate lenders in the United States (“W&D”).  There is no pre-existing relationship between W&D and the Company or OMHHF.  Pursuant to the Purchase Agreement, OMHHF transferred the Mortgage Loan Portfolio to W&D for cash consideration of approximately US $45 million (the “Purchase Price”).  The Purchase Price is subject to a post-Closing adjustment for any loan included in the Mortgage Loan Portfolio that is prepaid in full by the mortgagor or assigned to HUD pursuant to a formula set forth in the Purchase Agreement.  In addition, pursuant to the Purchase Agreement, an amount equal to approximately US $1.4 million was withheld from the Purchase Price until such time as certain claims related to one loan included in the Mortgage Loan Portfolio are resolved.

Although the closing of the transactions contemplated by the Purchase Agreement occurred on June 20, 2016, the transfer of the Mortgage Loan Portfolio will occur through the portal of the Government National Mortgage Association (“GNMA”) effective July 1, 2016.

In connection with the closing of the Purchase Agreement, OMHHF and W&D entered into a Transition Services Agreement (the “TSA”) pursuant to which each party agreed to provide services to the other to assist in effectuating the transactions contemplated by the Purchase Agreement generally without additional consideration.

E. A. Viner International Co., the parent company of OMHHF, provided a guaranty of OMHHF’s obligations under the Purchase Agreement and the TSA.

ITEM 9.01.  Financial Statements and Exhibits.

(d)    The following Exhibit is submitted herewith.

Exhibit No.	Description

99.1	Press Release dated June 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Oppenheimer Holdings Inc.

Date: June 23, 2016

By:	/s/ Jeffrey J. Alfano

Jeffrey J. Alfano
Chief Financial Officer
(Duly Authorized Officer and
Principal Financial and Accounting Officer)